                                                                    Exhibit 99.1



                                            FOR IMMEDIATE RELEASE
CONTACT:
                                            Stephen D. Axelrod, CFA
Mitchell Herman, CFO                        Andria Pilo (Media)
Asta Funding, Inc.                          Wolfe Axelrod Weinberger Assoc. LLC
(201) 567-5648                              (212) 370-4500; (212) 370-4505 (Fax)
                                            steve@wolfeaxelrod.com

                          ASTA FUNDING REPORTS RESULTS
                  FOR THE FISCAL YEAR ENDING SEPTEMBER 30, 2003

Fiscal Year Highlights:
  o Record 4th quarter earnings
  o Fiscal 2003 net income increased 12 percent to $11.6 million
  o Fiscal 2003 EPS of $2.25 per diluted share

ENGLEWOOD CLIFFS, NJ, November 18, 2003 -- Asta Funding, Inc., (NASDAQ: ASFI), a leading consumer receivables asset management and liquidation company, today reported results for the fiscal year ending September 30, 2003.

Net income for the fourth quarter ended September 30, 2003, rose 57% to a record $4,293,000 or $0.61 per diluted share, from $2,737,000 or $0.63 per diluted share, in the same prior year period. Fully diluted earnings per share decreased to $0.61 from $0.63 during the fourth quarter ended September 30, 2003, as compared to the same prior year period; a result of 2,475,000 additional shares outstanding from the sale of shares in a secondary offering at the end of June 2003. Revenues for the fourth quarter ended September 30, 2003, were $11,183,000, a 33% increase compared to revenues of $8,428,000 for the fourth quarter ended September 30, 2002.

Net income for the year ended September 30, 2003, rose 12% to $11,574,000 or $2.25 per diluted share, from $10,383,000 or $2.38 per diluted share, in the same prior year period. Revenues for the year ended September 30, 2003, were $34,862,000, a decline of 3% compared to revenues of $36,012,000 for the year ended September 30, 2002.

In discussing the fiscal 2003 performance, Gary Stern, Chief Executive Officer, stated, "Revenues declined marginally in fiscal 2003 as Asta Funding maintained its disciplined conservative approach in purchasing distressed consumer receivables. For the first seven months we only spent $4.4 million for approximately $88 million of receivables. From May 2003, through the end of the fiscal year, we purchased $3.5 billion of receivables for $111.1 million. The subsequent record fourth quarter results, demonstrated the wisdom of adhering to our business philosophy."

                                                                        - More -

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Mr. Stern continued, "In fiscal 2003 the Company raised $47 million in new capital; positioning Asta to become an even more significant purchaser of distressed consumer receivables. During the fiscal year ended September 30, 2003 we spent over $115 million for the acquisition of over $3.5 billion in distressed consumer receivables at a substantial discount to their face value using the capital we raised in the secondary offering and our lines of credit. Notwithstanding these purchases, total debt outstanding at the fiscal year end was only $16.4 million."

Mr. Stern concluded, "The book value was $14.02 per share, up 70% from last year's book value of $8.24 per share. We are heartened by our continued success and our ability to continue to add to shareholder value. We expect fiscal 2004 to be another successful year but we will continue to operate with the awareness that caution is a virtue and we will remain committed to our disciplined approach to purchasing distressed consumer receivables."

As previously reported, Asta Funding will conduct a teleconference today at 11:00 a.m. Eastern time. To participate please dial USA (877) 511-5818, International (706) 634-1462 about 5 minutes prior to start. Please refer to the Asta Funding earnings teleconference ID 4065188.

                      ____________________________________

Asta Funding, Inc.

Based in Englewood Cliffs, NJ, Asta Funding, Inc., is a leading consumer receivables asset management company that specializes in the purchase, liquidation and management of performing and non-performing consumer receivables. Asta generates revenues and earnings primarily through purchase and collection of performing and non-performing consumer receivables. For additional information, please visit our Web site at www.astafunding.com.

Except for historical information containing herein, the matters set forth in this news release are "forward looking" statements (as defined in the Private Securities Litigation Reform Act of 1995.) Although Asta Funding, Inc. believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions; there can be no assurance that its expectations will be realized. Forward -looking statements involve certain risks and uncertainties that could cause actual results to differ materially from Asta Funding, Inc.'s expectations. Factors that could contribute to such differences include those identified in Asta Funding, Inc.'s Form 10-KSB for the fiscal year ended September 30, 2002, its prospectus dated June 27, 2003, and those described from time to time in Asta Funding, Inc.'s other filings with the Securities and Exchange Commission, news releases and other communications, including that Asta may not be able to purchase consumer receivable portfolios at favorable prices or on sufficiently favorable terms or at all, and may not be able to continue our new quarterly dividend program. Asta Funding, Inc.'s reports with the Securities and Exchange Commission are available free of charge through its website at www.astafunding.com.


                                                     - Financial Table Follows -

             Asta Funding, Inc. and Subsidiaries

            Consolidated Statements of Operations


                                                    Three Months Ended    Three Months Ended      Year Ended          Year Ended
                                                       September 30,        September 30,        September 30,       September 30,
                                                   --------------------  --------------------  -----------------   ----------------
                                                           2003                 2002                2003                2002
                                                        (unaudited)         (unaudited)
Revenues:
Interest                                                  $ 11,183,000           $ 8,305,000       $ 34,862,000       $ 35,793,000
Other                                                                -               123,000                  -            219,000
                                                   --------------------  --------------------  -----------------   ----------------

                                                            11,183,000             8,428,000         34,862,000         36,012,000
                                                   --------------------  --------------------  -----------------   ----------------

Expenses:
General and administrative                                   2,408,000             1,994,000          7,837,000          6,698,000
Third-party servicing                                        1,068,000             1,172,000          5,564,000          7,433,000
Provision for losses                                                 -               200,000                  -            950,000
Interest                                                       433,000               549,000          1,855,000          3,643,000
                                                   --------------------  --------------------  -----------------   ----------------
                                                             3,909,000             3,915,000         15,256,000         18,724,000
                                                   --------------------  --------------------  -----------------   ----------------

Income before income taxes                                   7,274,000             4,513,000         19,606,000         17,288,000

Income tax expense                                           2,981,000             1,776,000          8,032,000          6,905,000
                                                   --------------------  --------------------  -----------------   ----------------

Net income                                                 $ 4,293,000           $ 2,737,000       $ 11,574,000       $ 10,383,000
                                                   ====================  ====================  =================   ================

Net income per share - Basic                                    $ 0.65                $ 0.68             $ 2.45             $ 2.57
                                                   --------------------  --------------------  -----------------   ----------------
                     - Diluted                                  $ 0.61                $ 0.63             $ 2.25             $ 2.38
                                                   --------------------  --------------------  -----------------   ----------------


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